Exhibit 99.1

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Completes Previously Announced

Acquisition of Mann Packing Co., Inc.

-Fresh Del Monte Exercises Accordion Feature Under Credit Facility-

Coral Gables, FL. – February 27, 2018 — Fresh Del Monte Produce Inc. (NYSE: FDP) (the “Company”) announced today that on February 26, 2018 its North America subsidiary, Del Monte Fresh Produce N.A., Inc. completed its previously announced acquisition of Mann Packing Co., Inc. (“Mann Packing”), an award-winning innovator and leading grower, processor and supplier of a broad variety of fresh and value-added vegetable products in North America. The aggregate purchase price for Mann Packing was approximately $361 million funded by cash on hand and borrowings under the Company’s existing senior unsecured revolving credit facility (the “Credit Facility”). The Company expects the acquisition to be accretive to earnings in the first year.

In addition, the Company also announced today that on February 27, 2018, the Company and certain of its subsidiaries exercised an option to increase the revolving borrowing capacity of the Credit Facility from $800 million to $1.1 billion. All other terms of the Credit Facility substantially remained the same. The Credit Facility banks include Bank of America, N.A. as the administrative agent and a lender and Merrill Lynch, Pierce, Fenner & Smith Inc. as sole lead arranger and sole book manager.

About Fresh Del Monte Produce Inc.

Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 125 years.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intents, beliefs or current expectations of the Company or its officers with respect to various matters. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual results may differ materially from those in the forward-looking statements as a result of various important factors, including those described under the caption “Key Information—Risk Factors” in Fresh Del Monte Produce Inc.‘s Annual Report on Form 10-K for the year ended December 29, 2017, along with other reports that the Company has on file with the Securities and Exchange Commission.

CONTACTS INVESTORS:

Christine Cannella

305-520-8433

ccannella@freshdelmonte.com

Note to the Editor: This release and other press releases are available on the Company’s web site, www.freshdelmonte.com.

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